Exhibit 1.4

Organizational By-laws
of Converium Holding AG

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Basis and Overview

Converium Holding AG (the “Company”) is the parent holding company of the Converium group of companies (“Converium”). In this capacity, it is responsible for performing the duties of management, organization and financing not only in respect of itself but also in respect of all companies directly or indirectly controlled by it (the “Converium Companies”). In exercising this function, the Company’s corporate bodies shall not only adopt decisions which are binding on the Company itself but shall also define under the present Organizational By-laws standards for Converium Companies, at all times respecting the legally prescribed rights of said Converium Companies’ corporate bodies in respect of their independence and powers.

The Company builds on strong corporate governance. The Board of Directors is committed to comply with Swiss and international corporate governance policies and standards.1

The board of directors of Converium Holding AG (the “Board of Directors”) has issued these Organizational By-laws based on Article 716b of the Swiss Code of Obligations (“CO”) and Article 16 of the Articles of Incorporation of the Company.

The Organizational By-laws set out the competencies, duties and responsibilities of the Board of Directors, the Committees of the Board of Directors (the “Committees of the Board of Directors”), the Chairman of the Board of Directors (the “Chairman”), the Vice-Chairman of the Board of Directors (the “Vice-Chairman”)5, Converium’s Global Executive Committee (the “Global Executive Committee”), the Chief Executive Officer of Converium (the “CEO”) as well as Converium’s global Business Segments (the “Business Segments”), the Converium Corporate Center (the “Corporate Center”), including Converium’s Internal Audit (the “Internal Audit”), each of them a “Functional Level"4.

The competencies, duties and responsibilities of each Functional Level are subject to the competencies, duties and responsibilities of the other Functional Levels described in these Organizational By-laws.

1	Board of Directors

1.1	Main Duties and Responsibilities

1.1.1	Strategic direction and configuration of the business of Converium, including but not limited to:

1.1.1.1	Decision on the strategy, the execution of the strategy as outlined in the strategic business plan and the strategic planning.

1.1.1.2	Decision on Converium’s underwriting principles.

1.1.1.3	Establishment of new lines of business activities outside the reinsurance business, discontinuation of lines of business activities outside the reinsurance business.

1.1.1.4	Approval of Converium’s strategic business plan.[1]

1.1.2	Principles of the organization of the Company and of Converium, including but not limited to the following items:

1.1.2.1	Decision on the major aspects of the corporate structure of the Company and of Converium.

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1.1.2.2	Determination of the principles of corporate governance and of Converium’s code of business conduct and ethics.[1]

1.1.2.3	Decision on the principles of compensation, incentive schemes and bonus payments for the employees.

1.1.2.4	Decision on the overall compensation of the CEO.[5]

1.1.2.5	Creation and elimination of Functional Levels.

1.1.2.6	Change of company names and business logos other than changes to the Company name and business logo of Converium.

1.1.2.7	Transfer of the business domiciles of the Company, Converium AG, Converium Reinsurance (North America) Inc. and Converium Rückversicherung (Deutschland) AG and Converium Insurance (UK) Ltd or any other Converium Company whose formation requires the approval of the Board of Directors (1.3.1.1).[1]

1.1.2.8	Appointment, dismissal and supervision of the Global Executive Committee.

1.1.3	Principles of financial planning and control, including but not limited to the following items:

1.1.3.1	Determination of the accounting standards and approval of material changes to the accounting principles.

1.1.3.2	Approval of Converium’s financial plans and administration expense budget and forecast.[1]

1.1.3.3	Determination of Converium’s risk management policy, reserve policy, investment policy, treasury policy, solvency and liquidity planning.

1.1.3.4	Approval of the strategic asset allocation of Converium’s investment portfolio.

1.1.3.5	Determination of Converium’s tax planning policy.

1.1.3.6	Determination of the allocation of any Converium expenses to be charged to the Corporate Center.[1,4]

1.1.3.7	Carrying out capital increases of the Company, subject to a decision by the shareholders’ meeting, and use of contingent and/or authorized share capital of the Company and any capital increases in subsidiaries in excess of USD 20 million.

1.1.3.8	Determination of Converium’s year-end results and reserve policy and determination of the Company’s year-end results and dividend policy, subject to a decision by the shareholders’ meeting.

1.1.3.9	Listing and de-listing of the Company on a stock exchange.

1.1.4	Determination of the principles of internal audit.

1.1.5	Additional duties which are non-transferable and inalienable by mandatory law (Article 716a para. 1 CO):

1.1.5.1	Preparation of the business report (Art. 663d CO) as well as of the annual shareholders’ meeting (Art. 698 et seq. CO) and implementation of its resolutions.

1.1.5.2	Notification of the judge in case of over-indebtedness of the Company (Arts. 725-725a CO).

1.1.5.3	Instruction of a specially qualified auditor to examine, after the conclusion of each business year, whether the issue of new shares within the frame of a conditional capital increase has been made in conformity with the law and with the Articles of Incorporation and, if required, with the prospectus (Art 653f CO).

1.1.5.4	(A) Establishment, upon receipt of the examination referred to in the preceding paragraph, in the form of a notarized deed of (i) the number, par value and type of the newly issued shares, (ii) the preferential rights of individual classes of shares and (iii) of the amount of the share capital at the end of the

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business year, (B) amendment of the Articles of Incorporation and (C) filing of the amendment of the Articles of Incorporation with the Commercial Register not later than three months after the conclusion of the relevant business year (Arts. 653g and 653h CO).

1.1.5.5	Examination of the professional skills of the specially qualified auditors where their appointment is provided for by the law.

1.1.5.6	Passing of resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares.

1.1.5.7	The Board of Directors may assign the preparation and the implementation of its resolutions as well as the supervision of individual business transactions to committees, individual members of the Board of Directors, to the Global Executive Committee, to the CEO or to the management of the Company or of any Converium Company. It shall provide for adequate reporting to the Board of Directors.

1.2	Appointments and Dismissals

The Board of Directors shall make the appointments and dismissals of the following functions:

1.2.1	Members of the Committees of the Board of Directors and their chairpersons.

1.2.2	Chairman and Vice-Chairman of the Board of Directors.

1.2.3	Global Executive Committee.

1.2.4	Head of Run-Off Segment.[5]

1.2.5	External auditors based on the recommendation of the Audit Committee, subject to approval by the shareholders’ meeting.[1]

1.2.6	Board members shall be eligible for a maximum of 4 terms of office, unless extended by the Board of directors beyond the 4 terms.[4]

1.3	Approvals

1.3.1	The following transactions and actions require the final approval of the Board of Directors in order to become effective:

1.3.1.1	Formation of any insurance/reinsurance company, merger, full or partial acquisition or sale or other divestiture of a company or of another participation involving the Company or any Converium Company, including the entering into a joint venture.[1]

1.3.1.2	Other than as provided for in the preceding paragraph, full or partial acquisition or sale or other divestiture of a business (other than intra-Converium).

1.3.1.3	Any transaction involving a portfolio transfer by a Converium Company (understood to be a transfer of the original liabilities and obligations to the original policyholders) transferring a substantial part of a Business Segment’s portfolio to a third party or the establishment of new lines of business or discontinuation of existing lines of business representing a substantial part of a Business Segment’s business (such part representing, in either case, more than 25% of the portfolio of the relevant Business Segment).

1.3.1.4	Investments by the Company or any Converium Company not made at arms’ length market conditions.

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1.3.1.5	Entering into contracts or contractual arrangements with unusual terms or which may have a material impact upon the strategic position of the Company or Converium.

1.3.1.6	Acquisition, disposal, hypothecation of real estate unless such acquisition, disposal or hypothecation is based upon prior general approval by the Board of Directors.

1.3.1.7	Other than in connection with reinsurance arrangements of any type, issuing or guaranteeing public bonds, whether or not listed on a stock exchange, through a guarantee, keep well agreement or similar arrangement.[1]

1.3.1.8	Other than in connection with reinsurance arrangements of any type or inter-company loans as defined in the Treasury Policy, taking up loans, and entering into similar transactions exceeding the amount of USD10 millions per transaction or series of transactions.[5]

1.3.1.9	Other than in connection with reinsurance arrangements of any type, granting loans, guarantees and entering into similar transactions exceeding the amount of USD10 millions per transaction.

1.3.1.10	Expenses and capital expenditures beyond the approved budget exceeding the amount of USD10 millions per transaction.

1.3.1.11	Entering into law-suits and settlements (a) if the case involved is likely to have a major impact on the reputation of Converium or (b) if the case involved is outside the ordinary course of the reinsurance business and the amount involved exceeds USD10 millions per case.

1.4	Delegation of Duties and Responsibilities

1.4.1	In all respects other than those set forth in Sections 1.1 - 1.3, the Board of Directors hereby fully delegates the management of the Company and of Converium to the CEO, subject to the powers and duties delegated to the Committees of the Board of Directors, the Chairman and the Vice-Chairman[5], the Global Executive Committee, the Business Segments and the Corporate Center, all as set forth in these Organizational By-laws.[4]

1.5	Meetings and Resolutions of the Board of Directors

1.5.1	Meetings, Convocation and Agenda

1.5.1.1	The meetings of the Board of Directors are called by the Chairman or the Vice-Chairman, or, if one of them is prevented from doing so, by another member of the Board of Directors. Meetings of the Board of Directors may also be held by way of a telephone conference or a video conference.

1.5.1.2	The Board of Directors shall meet as often as circumstances call for, at least four times a year. Moreover, a meeting of the Board of Directors shall immediately be called upon the request of any of its members. Such a request (by letter, telephone, telefax, telex or e-mail) should be addressed to the Chairman or the Vice-Chairman by indicating the items to be submitted to the Board of Directors.[1]

Additionally, the members of the Board shall meet at regularly scheduled sessions without management.[1]

1.5.1.3	Meetings shall be called with ten days’ written or telefax or e-mail notice (if the sender can be identified as the relevant member of the Board of Directors) specifying the agenda. The Chairman or the Vice-Chairman sets the agenda for the meeting of the Board of Directors.

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1.5.1.4	If a member of the Board of Directors wishes to put an item on the agenda, such member needs to notify the Chairman or the Vice-Chairman at least five days in advance of the date of the meeting. All members of the Board of Directors have to be notified immediately of amendments to the agenda by the Chairman or the Vice-Chairman or the Secretary of the Board of Directors.

1.5.1.5	If all members of the Board of Directors agree or are present and no objection is raised, the meeting may be held without observing the aforementioned formal requirements. At such a meeting, discussions may be held and resolutions passed on all business matters within the scope of authority of the Board of Directors.

1.5.1.6	Absent members of the Board of Directors may not be represented.

1.5.1.7	The Chairman or the Vice-Chairman or, if either of them is prevented from doing so, another member of the Board of Directors to be designated by the members present, shall preside at the meeting.[4,5]

1.5.1.8	Other individuals may be invited to meetings of the Board of Directors to discuss specific agenda items.

1.5.2	Quorum, Voting, Abstention from Voting, Minutes.

1.5.2.1	The Board of Directors constitutes a quorum if the majority of its members is present. To pass resolutions requiring the establishment of a notarized deed, confirming increases in share capital and regarding the changes of the Articles of Incorporation entailed thereby, only one member of the Board of Directors needs to be present.

1.5.2.2	As far as these Organizational By-laws do not provide otherwise, the Board of Directors passes its resolutions by simple majority of votes cast, the member presiding over the meeting having a casting vote.

1.5.2.3	In the event of a vote on matters liable to give rise to a conflict of interest, the member involved in such conflict shall abstain from any discussions and from voting on the subject matter giving raise to such conflict.

1.5.2.4	Resolutions may be adopted by way of circular letter, including telefax and e-mail if the sender can be identified as the relevant member of the Board of Directors. Circular resolutions may also take the form of a meeting (including telephone conference or video conference) and a voting in the form of a circular letter (including telefax and e-mail) for those members of the Board of Directors who did not participate in the meeting. Each member of the Board of Directors may, however, request within ten days from the receipt of the respective motion that an item be discussed and a resolution thereon be taken at a meeting of the Board of Directors. Circular resolutions are passed by simple majority of all votes of the Board of Directors.[4]

1.5.2.5	The Board of Directors shall keep minutes. The minutes shall be signed by the member presiding over the relevant meeting as well as by the secretary of the meeting. The minutes must be approved by the Board of Directors at its next meeting.

1.6	Constitution and Signing Authorities

1.6.1	The Board of Directors constitutes itself. In particular, it appoints its Chairman and its Vice-Chairman. The Board of Directors also appoints a secretary (the “Secretary”) who does not need to be a member of the Board of Directors.

1.6.2	The signing authority of the members of the Board of Directors shall be determined by the Board of Directors. Its respective decisions are to be entered into the commercial register.

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1.7	Information and Reporting, Confidentiality

1.7.1	Each member of the Board of Directors will receive appropriate information with respect to any matter to be considered by the Board of Directors which will include for financial reporting purposes quarterly an appropriate reporting package including a consolidated balance sheet and a profit and loss account of the Company and its Business Segments.

1.7.2	At each of its meetings, the Board of Directors must be informed, by way of a formal report, by the CEO and the Executive Vice-Presidents of the Business Segments about the course of the business of the Segments and the activity of the Global Executive Committee. In case of important business incidents the Board of Directors shall be informed without delay.[1,4,5]

1.7.3	Apart from the meetings and the periodical information by the CEO, any member of the Board of Directors may request from the Chairman or the Vice-Chairman information concerning the course of the business and, with the authorization of the Chairman or the Vice-Chairman, also information concerning specific matters of the business.[4,5]

1.7.4	To the extent necessary for the fulfillment of a duty, any member of the Board of Directors may apply to the Chairman or the Vice-Chairman to be shown the books and the files of the Company and of Converium. If the Chairman or the Vice-Chairman declines a request for information, the Board of Directors shall decide on the request.

1.7.5	The members of the Board of Directors, the Secretary and any further persons invited to attend meetings of the Board of Directors shall treat confidential all information on facts which come to their attention in the execution of their office and which are not otherwise public knowledge. All persons shall remain under the obligation to observe confidentiality even after termination of their mandates/employment.

1.7.6	When withdrawing from the respective function, a member of the Board of Directors or the Secretary must return all documents in any form which concern the affairs of the Company and Converium to the Chairman or the Vice-Chairman or the Secretary by no later than the end of their term of office.

1.8	Remuneration

1.8.1	The Board of Directors decides on the remuneration for its members according to their demand and responsibility and based on the proposals of the Remuneration Committee.

1.8.2	Expenses and disbursements shall be compensated in addition to this remuneration in accordance with the applicable expense guidelines of the Company. Extraordinary work beyond the normal activities of members of the Board of Directors shall be compensated in addition thereto according to customary rates.[1]

1.8.3	The remuneration of any employee of a Converium Company who agreed to serve as member of the board of directors of a Converium Company is considered a part of the normal compensation of such employee except if the by-laws of a Converium Company state otherwise.[1]

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2.	Committees of the Board of Directors

2.1	General

2.1.1	Appointment, Meetings

2.1.1.1	The members of the Committees of the Board of Directors and their chairpersons shall be appointed by the Board of Directors. Each chairperson shall designate his deputy from among the members of the respective Committee of the Board of Directors.

2.1.1.2	Meetings of the Committees of the Board of Directors shall be chaired by the respective chairperson or deputy. The Committees of the Board of Directors shall meet as and when the need arises or if a member thereof so requests.

2.1.1.3	Each Committee of the Board of Directors may decide to invite persons, from time to time or on a regular basis, not being regular members of that Committee of the Board of Directors, to attend meetings of such Committee of the Board of Directors and to be involved in any project work of that Committee of the Board of Directors.

2.1.2	Quorum, Voting, Abstention from Voting, Minutes, Reporting

2.1.2.1	As far as these Organizational By-laws do not provide otherwise, a Committee of the Board of Directors constitutes a quorum if the majority of its members is present and resolutions are by simple majority of votes cast, the member presiding over the meeting having a casting vote.

2.1.2.2	In the event of a vote on matters liable to give rise to a conflict of interest, the member involved in such conflict shall abstain from voting on the subject matter giving raise to such conflict and abstain from any discussions if personally involved in the subject matter.

2.1.2.3	Resolutions may be adopted by way of circular letter, including telefax and e-mail if the sender can be identified as the relevant member of the respective Committee of the Board of Directors. Each member of a Committee of the Board of Directors may, however, request within ten days from the receipt of the respective motion that an item be discussed and a resolution thereon be taken at a meeting of the relevant Committee of the Board of Directors. Circular resolutions are passed by simple majority of all votes of the respective Committee of the Board of Directors.

2.1.2.4	Absent members of a Committee of the Board of Directors may not be represented.

2.1.2.5	The secretary appointed by the respective Committee of the Board of Directors shall keep the minutes of the meetings of that Committee of the Board of Directors.

2.1.2.6	The Committees of the Board of Directors report on a regular basis to the Board of Directors.

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2.2	Nomination Committee

2.2.1	The Nomination Committee shall consist of any number of members of the Board of Directors, as defined by the Board of Directors from time to time, but at least a minimum of three members.

2.2.2	The Nomination Committee shall appoint and dismiss the following persons:[1]

2.2.2.1	General Legal Counsel if not a member of the Global Executive Committee.[5]

2.2.2.2	Head of Internal Audit.

2.2.2.3	Outside directors in Converium Companies unless such appointment or dismissal is required by regulatory law or order, in which case such appointment or dismissal is the responsibility of the CEO.[2]

2.2.3	The Nomination Committee shall assess and submit to the Board of Directors for approval its proposal for the appointment of the following persons:

2.2.3.1	Members of the Board of Directors, of the Committees of the Board of Directors and of their chairpersons.

2.2.3.2	Chairman and Vice-Chairman of the Board of Directors.

2.2.3.3	Members of the Global Executive Committee.

2.2.3.4	Head of Run-Off Segment.[5]

2.2.4	The Nomination Committee shall define and implement procedures for the following activities:[1]

2.2.4.1	Annual self-evaluation of the performance of the Board of Directors, and its committees.[1]

2.2.4.2	Annual statement of independence of the Board of Directors, disclosure of any conflict of interests and any agreements concluded with the Company or any of its subsidiaries.[1]

2.2.4.3	Orientation program for new Board Members.[1]

2.3	Remuneration Committee

2.3.1	The Remuneration Committee shall consist of any number of members of the Board of Directors, as defined by the Board of Directors from time to time, but at least a minimum of three members.

2.3.2	The Remuneration Committee shall assess and decide upon the following items:

2.3.2.1	Overall compensation of each of the members of the Global Executive Committee, other than the CEO.

2.3.2.2	Overall compensation of the Head of Internal Audit.[1]

2.3.3	The Remuneration Committee shall assess and submit to the Board of Directors for approval its proposal for the following items:

2.3.3.1	Overall compensation to be received by each of the members of the Board of Directors.

2.3.3.2	Principle of compensation, of the incentive schemes and on bonus payments for the employees.[1,4]

2.3.3.3	(deleted)[5]

2.3.3.4	Overall compensation of the CEO.

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2.4	Finance Committee

2.4.1	The Finance Committee shall consist of any number of members of the Board of Directors, as defined by the Board of Directors from time to time, but at least a minimum of three members.

2.4.2	The Finance Committee shall decide the following items:

2.4.2.1	Approve external providers for asset management services on behalf of Converium and main banks of Converium.

2.4.2.2	Any capital increases in subsidiaries between USD 5 Mio and USD 20 Mio.[1]

2.4.3	The Finance Committee shall assess and submit to the Board of Directors for approval its proposal for the following items:

2.4.3.1	The accounting standards framework to be applied by the Company and the selection of the material options allowed by such framework as well as any change of the accounting standards framework or the respective material options.

2.4.3.2	Yearly Converium’s budget and financial plans.[1]

2.4.3.3	Converium’s investment policy, treasury policy and solvency and liquidity planning.[1]

2.4.3.4	Strategic asset allocation of Converium’s investment portfolio.

2.4.3.5	Converium’s tax planning policy.

2.4.3.6	Determine the allocation of any Converium expenses to be charged to the Corporate Center.

2.4.3.7	Carrying out of capital increases of the Company and use of contingent and/or authorized share capital of the Company.

2.4.3.8	(deleted)[5]

2.4.3.9	Listing and de-listing of the Company on a stock exchange.

2.5	Audit Committee

2.5.1	The Audit Committee shall consist of the Chairman of the Board of Directors and the respective Chairman of each of the Finance, the Nomination and the Remuneration Committee. Only independent Directors are eligible to serve on the Audit Committee. In order to qualify as independent, a member may not accept any consulting, advisory or compensatory fee from the Company. In addition, an Audit Committee member may not be a person affiliated with the Company or any of its subsidiaries.

A majority of the members has to be financially literate.[1]

2.5.2	The Audit Committee shall carry out the following functions and submit to the Board of Directors regular reports on its activities and findings:

2.5.3	Financial Reporting:

2.5.3.1	Recommend the appointment and dismissal of the External Auditors to the Board of Directors and overview the External Auditors.[1]

2.5.3.2	Cooperation with the internal and external auditors in order to identifying any possible deficiencies in the internal control mechanisms of Converium.

2.5.3.3	Review of significant accounting and reporting issues and assess their impact upon Converium’s financial statements.

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2.5.4	Semi-annual and annual financial statements and any other quarterly financial statements, where the Audit Committee reports to the Finance Committee:[1]

2.5.4.1	Review of any financial statements and determine whether they are complete and consistent with the information known to the members of the Board of Directors and assess whether such statements reflect the appropriate accounting principles.

2.5.4.2	Gaining an independent understanding of Converium’s involvement in complex and/or unusual transactions with a major impact upon its financial, market position or its position towards regulatory bodies.

2.5.4.3	Review of the scope and general extent of the internal and external audit, including its cost effectiveness.

2.5.4.4	Review of the independence and objectivity of the external auditors.

2.5.4.5	Review of the nature and extent of non-audit services provided by the external auditors.

2.5.4.6	Approve quarterly and half-year results (except 4th quarter).[3]

2.5.5	Converium’s year-end results and reserve policy and for the Company’s year-end results and dividend policy.[5]

2.5.6	Communication of financial results:

2.5.6.1	Being briefed on how the Company’s management is developing preliminary external announcements and interim financial information.

2.5.6.2	Assessing the fairness of such preliminary and interim statements on the basis of Converium’s applicable accounting principles.

2.5.7	Risk Management[1]

2.5.7.1	Liaising with the risk management functions in identifying and reviewing Converium’s areas of greatest financial risk and their efficient management and supervision of the framework for Converium’s auditing process.[1]

2.5.7.2	Assess and submit to the Board of Directors for approval Converium’s Risk Management Policy.[1]

2.5.7.3	Review and approve the yearly risk management report, Converium’s risk assessment catalogue and action plans.[1]

2.5.7.4	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) confidential, anonymous submissions by employees of concerns regarding questionable accounting and auditing matters or information regarding violation of securities or any other applicable laws.[1]

3.	Chairman and Vice-Chairman of the Board of Directors

3.1	Appointment

The Chairman and the Vice-Chairman are appointed by the Board of Directors.

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3.2	Duties and Responsibilities

3.2.1	In addition to his function as a member of the Board of Directors, the powers and duties of the Chairman are in particular the following:

3.2.1.1	Organization and preparation of the meetings and resolutions of the shareholders as well as calling, organization and preparation of the meetings and the resolutions of the Board of Directors.

3.2.1.2	Presiding over the shareholders’ meetings as well as over the meetings of the Board of Directors.

3.2.1.3	Immediate information of the Board of Directors on all incidents, questions and developments of extraordinary importance for the Company and for Converium.

3.2.1.4	Appropriate information of the Board of Directors on reports, proposals, information and other communication received from the CEO.

3.2.1.5	Ensuring the close cooperation between the Board of Directors and the Committees of the Board of Directors.

3.2.1.6	Representation of the overall interests of Converium towards the authorities, business organizations and other third parties, in conjunction with the CEO.

3.2.2	The Chairman is at any time entitled, but not obliged, to attend meetings of any Committee of the Board of Directors in an advisory function, and to inspect the files of the Committees of the Board of Directors.

3.2.3	The Vice-Chairman shall support the Chairman in his functions and may, in the absence of the Chairman or if otherwise deemed useful, temporarily assume the functions of the Chairman.

3.3	Urgent Resolutions

If the urgency of a matter does not allow the convening of a meeting of the Board of Directors in presence or by way of a telephone conference or a video conference, the resolutions listed in Section 1.3 may be taken by the Chairman or in the absence of the Chairman or if otherwise deemed useful, by the Vice-Chairman.

4.	(deleted)[5]

5.	Global Executive Committee (GEC)

5.1	Members

The Global Executive Committee shall consist of the following members representing the Company and/or Converium:

•	Chief Executive Officer (“CEO”),

•	Executive Vice-President Standard Property & Casualty Reinsurance (“Executive Vice-President Standard P&C Reinsurance”),

•	Executive Vice-President Specialty Lines (“Executive Vice-President Specialty Lines”),

•	Executive Vice-President Life & Health (“Executive Vice-President Life & Health”),

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•	Executive Vice-President responsible for underwriting controlling and retention management (“Chief Technical Officer”),

•	Chief Actuary & Risk Officer (“Chief Risk Officer”),

•	Chief Financial Officer (“CFO”), and

•	General Counsel (“General Legal Counsel”)

who are appointed by the Board of Directors.

Each of the CFO, the Chief Risk Officer and the General Legal Counsel shall also be an Executive Vice-President (“Executive Vice-President”).

5.2	Main Duties and Responsibilities

5.2.1	The Global Executive Committee is responsible for the management of the Company and Converium, in accordance with these Organizational By-laws, in particular it shall be confined by the powers and duties of the Board of Directors, the Committees of the Board of Directors, the Chairman and the Vice-Chairman, the Business Segments and the Corporate Center.[4,5]

5.2.2	The following shall be the main duties and responsibilities of the members of the GEC with respect to the Company and/or Converium as the case may be:

5.2.2.1	Chief Executive Officer[5]

—	Responsibility for the overall management

—	CEO Office

—	Global Human Resources & Succession Planning

—	Corporate Communication and Investor Relations

—	Corporate Development

—	Strategic planning of reinsurance business including market cycle management

—	Responsibility for the Run-Off Segment

5.2.2.2	Executive Vice-President Standard Property & Casualty Reinsurance

—	Managing assigned lines of business

—	Responsibility for the Segment income including reserves set in accordance with Converium’s reserve policy and operational cash flows of Standard Property & Casualty Reinsurance

—	Responsibility for assigned clients

—	Responsibility for all business generated in assigned geographical markets, including responsibility for profit and loss and operational cash flows for the respective clients

—	Responsibility for statutory and regulatory issues concerning any assigned legal entities

5.2.2.3	Executive Vice-President Specialty Lines

—	Managing assigned lines of business

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—	Responsibility for the Segment income including reserves set in accordance with Converium’s reserve policy and operational cash flows of Specialty Lines

—	Responsibility for assigned clients

—	Responsibilities for all business generated in assigned geographical markets, including responsibility for profit and loss and operational cash flows for the respective clients

—	Responsibility for statutory and regulatory issues concerning any assigned legal entities

5.2.2.4	Executive Vice-President Life & Health

—	Managing assigned lines of business

—	Responsibility for the Segment income including reserves set in accordance with Converium’s reserve policy and operational cash flows of Life & Health

—	Responsibility for assigned clients

—	Responsibility for all business generated in assigned geographical markets, including responsibility for profit and loss and operational cash flows for the respective clients

—	Responsibility for statutory and regulatory issues concerning any assigned legal entities

5.2.2.5	Chief Technical Officer[5]

—	Responsibility for all of Converium’s underwriting controlling and audit

—	Run-off and commutations not part of the Run-Off Segment

—	Global claims management

5.2.2.6	Chief Risk Officer[5]

—	Responsibility for all actuarial support and services functions for Converium’s life and non-life business; and the tasks of Chief or Appointed Actuary where appropriate, including responsibility for the following

—	Pricing

—	Reserving

—	Risk Modeling/Asset Liability Management (ALM)

—	Risk Management

—	Capital Allocation

—	Planning, budgeting and execution of global retention management strategy including retrocessions and Global Risk Pooling

5.2.2.7	Chief Financial Officer

—	Financial Controlling

—	Financial Accounting, incl. Consolidation

—	Reinsurance Accounting

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—	Investment & Treasury

—	Information Technology (IT)

—	Tax

5.2.2.8	General Legal Counsel

—	Board of Directors and Company Secretary

—	GEC legal affairs

—	Corporate Governance

—	General and corporate Legal

—	Regulatory matters

—	Share Register

—	Transactional Legal & Contracts

5.2.3	Subject to the powers and authorities as defined in these Organizational By-Laws the Global Executive Committee may change any of these duties and responsibilities as shall become necessary from time to time.

5.3	Approvals and Decisions

5.3.1	The following transactions and actions require the final approval of the Global Executive Committee in order to become effective:

5.3.1.1	Strategic Planning and Business Development

a)	Strategic planning submitted by the Business Segments, the Chief Technical Officer, the Chief Risk Officer and the CFO and submission of the strategic planning as well as Converium’s overall global strategy to the Board of Directors for approval.

b)	Portfolio transfer or establishment of new lines of business or discontinuation of existing lines of business not subject to the approval of the Board of Directors as per paragraph 1.3.1.3.

c)	Geographical expansion into new regions, withdrawal from regions.

d)	Opening and closing of branch offices and representative offices.

5.3.1.2	Underwriting

a)	Underwriting guidelines submitted by the Chief Technical Officer.

5.3.1.3	Pricing and Reserving

a)	Pricing guidelines, methodologies and profitability thresholds to be applied in pricing as submitted by the Chief Risk Officer.

b)	Risk measures, safety level and the corresponding Risk Based Capital allocation according to the risk model submitted by the Chief Risk Officer.

c)	Reserving guidelines, methodologies and reporting standards to be applied as submitted by the Chief Risk Officer.

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5.3.1.4	Finance

a)	Other than in connection with reinsurance arrangements of any type, taking up loans and entering into similar transactions exceeding the amount of USD2.5 millions but not more than USD10 millions per transaction or series of transactions.

b)	Other than in connection with reinsurance arrangements of any type, granting loans, guarantees and entering into similar transactions exceeding the amount of USD2.5 millions but not USD10 millions per transaction or series of transactions.

c)	Expenses and capital expenditures beyond the approved budget exceeding the amount of USD2.5 millions but not USD10 millions per transaction or series of transactions.

d)	Change of the accounting policies or principles (other than with respect to changes which are within the competence of the Board of Directors).

e)	External providers for asset management services, and mandates to external asset managers to manage assets on behalf of Converium out of the list of providers approved by the Board of Directors.

f)	Appointment and dismissal of main banks of Converium as per the list of banks approved by the Board of Directors.

g)	Acquisition or disposal of direct alternative investments within the approved strategic asset allocation. Alternative investments include private equity and hedge funds, as well as cat bonds, commodities and equity tranches of collateralized bond portfolios.

h)	Securities lending and any confirmation thereof, which shall be performed at least once a year, as per the approved strategic asset allocation.

i)	Review of statutory financial accounts of the main legal entities of Converium.

5.3.1.5	Business Organization

a)	Approval of the organizational structures of the Business Segments as well as the offices led by the CEO, Chief Technical Officer, Chief Risk Officer, CFO and the General Legal Counsel.

5.3.1.6	Risk Retention

a)	Strategy and budget for the global retention management including retrocessions and Global Risk Pooling.

b)	Issuing or guaranteeing public bonds in connection with reinsurance arrangements of any type, whether or not listed on a stock exchange, through a guarantee, keep well arrangement or similar arrangement.

5.3.1.7	Human Resources

a)	Appointment of or prior authorization of appointment of any corporate function required by legal and/or regulatory requirements, such as corporate actuary, chief financial, risk or compliance officers.

b)	Appointments and dismissals or promotions of any of the GEC members’ direct reporting management staff.

c)	Global and Segment (incl. Corporate Center) human resources strategy, including for the Services Layer and the Business Support Layer.

d)	Global promotion policy.

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e)	Principles of and budget for global training and development programs.

5.3.1.8	Marketing and Communication Strategy

a)	Converium’s Investor Relations (IR) and its marketing and communication strategies.

5.3.1.9	Legal and Governance

a)	Long-term lease, leasing, consultant, co-operation and agency agreements exceeding the amount of USD 10 millions per transaction or series of transactions.

b)	Entering into law-suits and settlements (a) if the case involved is within the ordinary course of the reinsurance business and the amount involved is more than USD2.5 millions per case or (b) if the case involved is outside the ordinary course of the reinsurance business and the amount involved is not more than USD10 millions per case (in each case other than with respect to cases which are likely to have a major impact on the reputation of Converium which are within the competence of the Board of Directors).

c)	Decision on the exercise of voting rights in shareholders’ meetings of the Converium Companies and joint ventures of Converium which are key subsidiaries or key joint ventures.

5.3.1.10	Global IT strategy

a)	Converium’s global IT strategy as well as any key deliverables for its implementation.

5.3.1.11	Matters requiring approval by Board of Directors or its Committees

a)	Preparation of any matters which require the approval of the Board of Directors or any of the Committees of the Board of Directors in accordance with Converium’s Organizational By-laws (such as quarterly, semi-annual and annual financial accounts, budget, investment, compensation matters and succession plans etc.).

5.4	Meetings

5.4.1	Meetings of the Global Executive Committee shall be chaired by the CEO, in his absence by the CFO or any other member of the Global Executive Committee appointed by the CEO. The Global Executive Committee shall meet monthly or more frequently if and when the need arises or if a member thereof so requests. Meetings of the Global Executive Committee may also be held by way of a telephone conference or a video conference.

5.4.2	The Global Executive Committee[5] may decide to invite other persons, from time to time or on a regular basis, not being regular members of the Global Executive Committee, to attend meetings of the Global Executive Committee and to be involved in any project work of the Global Executive Committee.[4]

5.5	Quorum, Voting, Abstention from Voting, Minutes, Reporting

5.5.1	As far as these Organizational By-laws do not provide otherwise, the Global Executive Committee constitutes a quorum if the majority of its members is present and resolutions are by simple majority of votes cast, the member presiding over the meeting having a casting vote.[5]

5.5.2	In the event of a vote on matters liable to give rise to a conflict of interest, the member involved in such conflict shall abstain from any discussions and from voting on the subject matter giving raise to such conflict and abstain from any discussions if personally involved in the subject matter.

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5.5.3	Resolutions may be adopted by way of circular letter, including telefax and e-mail if the sender can be identified as the relevant member of the Global Executive Committee. Each member of the Global Executive Committee may, however, request as soon as possible from the receipt of the respective motion that an item be discussed and a resolution thereon be taken at a meeting of the Global Executive Committee. Circular resolutions are passed by simple majority of all votes of the Global Executive Committee.

5.5.4	Absent members of the Global Executive Committee may not be represented.

5.5.5	The secretary appointed by the Global Executive Committee shall keep the minutes of the meetings of the Global Executive Committee.

5.5.6	The Global Executive Committee reports on a regular basis to the Board of Directors.

5.5.7	(deleted)[5]

6.	Chief Executive Officer (CEO)

6.1	Main Duties and Responsibilities

6.1.1	The CEO is responsible for the management of the Company and Converium, in accordance with these Organizational By-laws, in particular he shall be confined by the powers and duties of the Board of Directors, the Committees of the Board of Directors, the Chairman and the Vice-Chairman[5], the Global Executive Committee, the Business Segments and the Corporate Center.[4]

6.1.2	The management responsibilities of the CEO include, in particular, the following items:

6.1.2.1	Conducting and management of the entire operational activities of the Company and of Converium and imposition of the measures which the organization of the Company and the Converium Companies require.

6.1.2.2	Execution of the resolutions taken by the Board of Directors and by the Global Executive Committee.

6.1.2.3	Issuance of the necessary instructions to and supervision of the Business Segments, the members of the management and the other employees.

6.1.2.4	Organization of and presiding at the meetings of the Global Executive Committee.

6.1.2.5	Representation of the overall interests of Converium towards the authorities, business organizations and other third parties, in conjunction with the Chairman.

6.1.2.6	Establishing and presiding a Disclosure Committee with responsibility for considering the materiality of information and determining disclosure obligations on a timely basis. The Disclosure Committee reports to the Audit Committee. It creates a charter that defines its purpose, role, responsibilities and authority. This charter has to be approved by the Audit Committee.[5]

6.1.2.7	Representation of Converium towards employees and their organizations as well as the pension funds.

6.1.2.8	Regular reporting to5 the Board of Directors and immediate information of5 the Board of Directors of all incidents, questions and developments of extraordinary importance for the Company and for Converium.[4]

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6.1.2.9	Quarterly submission to the Board of Directors of an appropriate reporting package including consolidated balance sheets and profit and loss accounts.

6.1.2.10	Submission to the Board of Directors of a yearly Converium business plan and a yearly Converium budget for the upcoming year by the end of the fourth quarter of each business year.

6.1.2.11	Preparation and continuous control of the budgets as compared to the actual figures.

6.1.2.12	Submission to5 the Board of Directors of proposals regarding the objectives and the principles of Converium’s human resources policy, which include, but are not limited to, strategies on salaries and incentives, employee participation, training and internal communication and personnel planning.[4]

6.1.2.13	Submission to5 the Board of Directors of proposals regarding the long-term policy and strategy with regard to management, development and organizational structure of the Company and of Converium.[4]

6.1.2.14	Informing the Global Executive Committee[5] and the Board of Directors without delay of any irregularities or inadequacies concerning the management of Converium or individual members thereof.

6.1.2.15	Submission of proposals to5 the Board of Directors or the Global Executive Committee concerning items, which are within their duties and responsibilities or subject to their approval or decision as provided for in these Organizational By-laws.[4]

6.2	Approvals and Decisions

6.2.1	The following transactions and actions require the final approval of the CEO in order to become effective:

6.2.1.1	Other than in connection with reinsurance arrangements of any type, taking up loans and entering into similar transactions up to an amount of USD2.5 millions per transaction or series of transactions.

6.2.1.2	Other than in connection with reinsurance arrangements of any type, granting loans, guarantees and entering into similar transactions up to an amount of USD2.5 millions per transaction or series of transactions.

6.2.1.3	Expenses and capital expenditures beyond the approved budget exceeding the amount of USD1 million but not more than USD2.5 millions per transaction or series of transactions.

6.2.1.4	Long-term lease, leasing, consultant, co-operation and agency agreements exceeding the amount of USD1 million but not more than USD10 millions per transaction.

6.2.1.5	Entering into law-suits and settlements if the case involved is within the ordinary course of business and if the amount involved is more than USD1 million but not more than USD2.5 millions per case (in each case other than with respect to cases which are likely to have a major impact on the reputation of Converium which are within the competence of the Board of Directors).

6.2.1.6	Appointment of any employee with a base salary in excess of USD350,000 per year.

6.2.1.7	Taking of all necessary action in view of the ad hoc publicity requirements vis-à-vis the SWX Swiss Exchange or any other relevant stock exchange.

6.2.1.8	Appointment and dismissal of the members of the board of directors (or any equivalent administrative and/or supervisory bodies) of the Converium Companies provided such appointment or dismissal is required by any supervisory law or order[2], or the members of the board of directors of the strategic participations as well as the heads of the Corporate Center (other than the members of the Global Executive Committee and the Head of Internal Audit).

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6.2.1.9	Decision on the exercise of voting rights in shareholders’ meetings of the Converium Companies and joint ventures of Converium other than key subsidiaries and joint ventures.

6.3	Reporting, Delegation

6.3.1	The CEO reports on a regular basis to5 the Board of Directors, in accordance with the instructions issued by the Board of Directors.[4]

6.3.2	Unless provided for differently in these Organizational By-laws, the CEO shall submit reports, proposals, information and other communication addressed to the Board of Directors to the Chairman and the Vice-Chairman.[5]

6.3.3	The CEO may delegate some of its powers and duties set forth herein, or assign the preparation and the implementation of any of its obligations, to the management of Converium, or to any member thereof, or to any other subordinates. In such event, the CEO shall provide for adequate instructions, supervision, reporting and controlling of those persons.

7.	Business Segments

7.1	Organization

7.1.1	The business activities of Converium shall be organized in three global Business Segments consisting of

a)	Standard Property & Casualty Reinsurance

b)	Specialty Lines

c)	Life & Health Reinsurance

Additionally, the organization shall comprise the Run-Off Segment which shall ensure an effective and orderly run-off of business written by the US operations.5 (cf. para 7) and the Corporate Center (cf. para. 8), which shall provide services to Converium and the Company The Business Segments shall be supported in their activities by the following functions:

7.1.2	The Business Support Layer which shall comprise actuarial and risk modeling services, strategic planning and cycle management, Asset Liability Management (ALM), capital/risk based capital allocation, Retrocessions and Global Risk Pooling (GRP), claims services, transactional legal services, underwriting controlling services and as well as any other services necessary from time to time in the management of the business of the respective Business Segment.

7.1.3	The Services Layer which shall comprise financial functions, information technology (IT), human resources services, general and corporate legal services as well as any other services necessary from time to time in the management of the business of the respective Business Segment.

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7.2	Duties and Responsibilities

7.2.1	The management responsibility for the respective functions of the Business Support Layer and the Services Layer shall be with the respective GEC member, i.e. the CEO, the CFO, the Chief Risk Officer, the Chief Technical Officer and the General Legal Counsel to whom such function is allocated.

7.2.2	The Executive Vice-Presidents for the Business Segments and the Chief Technical Officer, as the case may be, are responsible for the management of the assigned Business Segment and/or the assigned geographical areas and/or assigned legal entity, in accordance with these Organizational By-laws, in particular they shall be confined by the powers and duties of the Board of Directors, the Committees of the Board of Directors, the Chairman and the Vice-Chairman[5], the Global Executive Committee, the CEO and the Services Layer and the Business Support Layer.[4]

7.2.3	The Executive Vice-Presidents for the Business Segments and the Chief Technical Officer establish a process in order to ensure that in all legal entities and markets consistent underwriting principles for all lines of business are applied and business is transacted in a manner commensurate with Converium’s overall interests.[5]

7.2.4	Subject to the instructions issued from time to time by the CEO, the Executive Vice-Presidents for the Business Segments and the Chief Technical Officer, as well as the CFO, the Chief Risk Officer and the General Legal Counsel, as the case may be, have the following main duties, responsibilities and competencies with respect to their assigned Business Segment and/or the assigned areas of responsibility and/or assigned legal entity:[4]

7.2.4.1	Provide strategic guidance and management to and execute Converium’s strategy in the assigned Business Segment and assigned geographical area.[4]

7.2.4.2	Responsibility for the assigned Business Segment’s financial results, the segment income, including reserves set in accordance with Converium’s reserve policy and operational cash flows.

7.2.4.3	Building a diversified and balanced portfolio of risks in the assigned geographical area of responsibility.

7.2.4.4	Ensure availability and prudent management of all necessary financial, technical, human and other resources for the assigned area of responsibility.

7.2.4.5	Ensure availability and application of all necessary underwriting guidelines, standards and principles as well as any other relevant regulations and guidelines.

7.2.4.6	Ensure application of all relevant pricing and reserving guidelines, standards and principles.

7.2.4.7	Preparation of the strategic planning and submission of the strategic planning to the Global Executive Committee for review.

7.2.4.8	Appointments and dismissals or promotions of any staff for the assigned Business Segment, unless reserved to any other corporate body of Converium.

7.2.4.9	Represent any assigned Converium Company in respect of all local statutory matters such as regulatory, tax, corporate legal and administrative matters and managing all administrative matters of any assigned Converium Company, provided such function is not reserved to any other corporate body by law or otherwise.

7.2.4.10	Expenses and capital expenditures beyond the approved budget of the respective Business Segment up to an amount of USD1 million per transaction or series of transactions.

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7.2.4.11	Long-term lease, leasing, consultant, co-operation and agency agreements up to an amount of USD1 million per transaction or series of transactions.

7.2.4.12	Upon prior approval by the General Legal Counsel, entering into law-suits and settlements if the case involved is within the ordinary course of business and if the amount involved is not more than USD1 million per case (in each case other than with respect to cases which are likely to have a major impact on the reputation of Converium which are within the competence of the Board of Directors).

7.3	Reporting

The Executive Vice-Presidents for the Segments, the Chief Technical Officer, the Chief Risk Officer, the CFO and the General Legal Counsel report on a regular basis to the CEO5 in accordance with the instructions issued by the CEO.5

7.4	Management Principles (Structures)

7.4.1	Each Business Segment and for the Corporate Center the offices led by the CEO, the Chief Technical Officer, the Chief Risk Officer, the CFO and the General Legal Counsel shall define their management structure, to be approved by the Global Executive Committee, based upon Converium’s organizational principles, and Converium’s business and customer strategy as well as any other guiding management and corporate governance principles.

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8.	Run-Off Segment[5]

8.1	Organization

Converium’s Run-Off Segment shall comprise its US operations and shall ensure an orderly and efficient run-off of the business written by the US operations. This segment is managed by the Head of Run-Off Segment who is appointed by the Board of Directors.

8.2	Main Duties and Responsibilities

8.2.1	The Head of the Run-Off Segment is responsible for the management of the run-off business written by US operations and any other assigned operations in accordance with these Organizational By-laws, in particular he shall be confined by the powers and duties of the Board of Directors, the Committees of the Board of Directors, the Chairman and the Vice-Chairman and the Chief Executive Officer. When taking resolutions and implementing a run-off strategy the Head of the Run-Off Segment takes into consideration the overall interest of Converium.

The Head of the Run-Off Segment shall submit proposals with respect to transactions and actions that require the final approval of the Board of Directors in order to become effective, directly, without involvement of the Global Executive Committee, to the Board of Directors.

8.2.2	The duties and responsibilities of the Head of the Run-Off Segment include, in particular the following items:

8.2.2.1	Conducting and management of the entire Run-Off Segment of Converium and imposition of the measures which the organization of the Run-Off Segment require

8.2.2.2	Execution of the resolutions taken by the Board of Directors with respect to the Run-Off Segment

8.2.2.3	Responsibility for the income of the Run-Off Segment including reserves set in accordance with Converium’s policy and operational cash flows

8.2.2.4	Responsibility for statutory and regulatory issues concerning any assigned legal entities

8.2.2.5	Regular reporting to the Board of Directors and immediate information of the Board of Directors of all incidents, questions and developments of extraordinary importance for the Company and for Converium

8.2.2.6	Quarterly submission to the Board of Directors (via the CEO) of an appropriate reporting package including [consolidated balance sheets and profit and loss accounts]

8.2.2.7	Submission to the Board of Directors of a yearly business plan and a yearly budget for the Run-Off Segment for the upcoming year by the end of the fourth quarter of each business year.

8.3	Reporting

The Head of the Run-Off Segment reports on a regular basis to the CEO or directly to the Board of Directors in accordance with the instructions issued by the CEO.

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9.	Corporate Center

9.1	Organization

9.1.1	Converium’s Corporate Center shall comprise the following Functional Levels, which shall be responsible for the respective functions globally and which shall procure services to the Company and/or the Business Segments and/or any Converium Companies:

9.1.1.1	Offices of the members of the Global Executive Committee

9.1.1.2	Global Human Resources

9.1.1.3	Corporate Communication and Investor Relations

9.1.1.4	Corporate Development

9.1.1.5	Global Risk Management

9.1.1.6	Global Consolidation

9.1.1.7	Global Investment and Treasury

9.1.1.8	Global Tax

9.1.1.9	General Legal Counsel, incl. Share Register and Administration of the Company

9.1.1.10	Internal Audit (which, however, has a direct reporting line to the Audit Committee)

9.1.1.11	Any other global function designated by the Global Executive Committee from time to time

9.1.2	The Corporate Center shall be under the responsibility of the CEO.

9.1.3	The heads of the Functional Levels, other than the members of the Global Executive Committee and the Head of Internal Audit shall be appointed by the CEO[5], upon proposal by the responsible member of the Global Executive Committee to whom such Functional Level is allocated. The Head of Internal Audit shall be appointed by the Nomination Committee and any member of the Global Executive Committee by the Board of Directors.[4]

9.2	Duties and Responsibilities

The heads of the Functional Levels shall have the duties and responsibilities defined by the CEO5 or the responsible GEC members to whom such Functional Level is allocated, from time to time, subject to the provisions of these By-laws.4

9.3	Reporting

The heads of the Functional Levels report on a regular basis to the CEO5 or the designated member of the Global Executive Committee to whom such Functional Level is allocated, in accordance with the instructions issued by the CEO5 or the respective member of the Global Executive Committee.

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10.	Internal Audit

10.1	Organization

The Head of Internal Audit shall be appointed by the Nomination Committee.

10.2	Duties and Responsibilities

Internal Audit shall have the duties and responsibilities defined by the Audit Committee from time to time.

10.3	Reporting

The Head of Internal Audit report on a regular basis to the Audit Committee, in accordance with the instructions issued by the Audit Committee.

11.	Adoption and Amendment

These Organizational By-laws were adopted by the Board of Directors on 16 November 2001. They include revisions adopted by the Board of Directors on October 25, 2002, February 5, 2003, September 23, 2003, February 13, 2004, September 7, 2004 and April 11, 2005.5

Amendments and additions to these Organizational By-laws must be resolved upon by the Board of Directors.

Every three years, or if necessary earlier, these Organizational By-laws are to be reviewed and, if necessary, revised by the Board of Directors.

Zug, April 11, 20055

[Chairman]	[Secretary]

[1]	Amendments as per BOD meeting dd. Oct. 25, 2002

[2]	Amendments as per BOD meeting dd. Feb. 5, 2003

[3]	Amendment as per BOD meeting dd. February 13, 2004 (previously responsibility of Finance Committee)

[4]	Amendment as per BOD meeting dd. September 7, 2004

[5]	Amendment as per BOD meeting dd. April 11, 2005

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